Exhibit 99.1

FOR IMMEDIATE RELEASE

NORTHWEST AIRLINES FILES FOR CHAPTER 11

REORGANIZATION TO FACILITATE RESTRUCTURING

•                  Normal operations continue

•                  Skyrocketing fuel costs overtake voluntary restructuring plan

•                  Goals: competitive costs, efficient business model and strong balance sheet

•                  $1.5 billion in cash and investments available for use

EAGAN, Minn., (September 14, 2005) – Northwest Airlines Corporation (Nasdaq: NWAC), the world’s fourth largest airline, announced today that it and certain of its subsidiaries have filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York.

The company emphasized that it will continue to operate normally to serve customers, honor tickets, fly its competitive schedule and continue the WorldPerks frequent flyer and WorldPerks Visa programs.  In addition, its tour subsidiary, MLT, will also continue normal operations.

“As we have consistently stated, the airline industry has changed permanently,” said Doug Steenland, Northwest president and chief executive officer.  “Northwest must significantly lower its costs to compete with other carriers.  Many of these are legacy carriers that have already used the bankruptcy process to achieve changes in their cost structures or newer, low-cost carriers which have much lower labor and operating costs than legacy carriers.”

“We had developed a plan to restructure Northwest outside of Chapter 11 and have been implementing that plan,” Steenland added.  “Unfortunately, in addition to an uncompetitive cost structure, our efforts have been overtaken by skyrocketing fuel costs. We can no longer continue to incur sizable losses and reductions in liquidity as we attempt to complete implementation of the plan. By filing for Chapter 11 now, we ensure that we have the means to complete the transformation of Northwest quickly and effectively.”

Northwest expects that its fuel bill for 2005 will be approximately $3.3 billion.  This compares to $2.2 billion for 2004 and $1.6 billion for 2003.

“The Chapter 11 process will allow us to realize three major goals essential to the transformation of Northwest Airlines: first, a competitive cost structure including both labor and non-labor costs; second, a more efficient business model which will allow us to continue to deliver superior choice and service to our customers; and third, a strengthened balance sheet with debt and equity levels consistent with long-term profitability.”

“We have many valuable assets that position us well in today’s marketplace, including our highly-skilled, dedicated employees, strong hub and spoke network, domestic and international alliances, world-class airport facilities, valuable cargo business, strong presence in U.S. Heartland markets and extensive trans-Pacific and trans-Atlantic international routes.  Once our reorganization has been completed and a competitive cost structure is in place, Northwest will emerge as a strong competitor with a solid future.”

Steenland said the decision to file for Chapter 11 protection was unrelated to the ongoing strike by members of the airline’s mechanics union.  He stressed that the airline’s operations are working well and that the company has experienced no adverse impact on its operational performance.

In addition to its other labor cost restructuring, Northwest said that it must continue its transition from defined benefit pension plans to defined contribution plans.  Absent any changes to ERISA, particularly the deficit reduction contribution provisions, Northwest is required to contribute $3.3 billion to its defined benefit plans from 2006 through 2008.  Notwithstanding having filed its Chapter 11 petition, the airline will continue to seek favorable pension legislation.

As of September 14, the company’s unrestricted cash and short-term investments balance was $1.5 billion.

Steenland concluded, “Although this filing will change the process of our restructuring, two things will not change. We will continue to provide safe, reliable air transportation to the more than 55 million passengers carried annually to their destinations around the world.  And we will continue to work toward consensual collective bargaining agreements with all of our employees represented by labor unions.”

For further information regarding Northwest’s reorganization, visit Northwest’s Web site at www.nwa.com.

Forward-looking Statements

Statements in this news release that are not purely historical facts, including statements regarding our beliefs, expectations, intentions or strategies for the future, may be “forward-looking statements” under the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements.  Such risks and uncertainties include, among others, the future level of air travel demand, the company’s future load factors and yields, the airline pricing environment, increased costs for security, the cost and availability of aviation insurance coverage and war risk coverage, the general economic condition of the U.S. and other regions of the world, the price and availability of jet fuel, the aftermath of the war in Iraq, the possibility of additional terrorist attacks or the fear of such attacks, concerns about Severe Acute Respiratory Syndrome (SARS) and other influenza or contagious illnesses, labor negotiations both at other carriers and the company, low fare carrier expansion, capacity decisions of other carriers, actions of the U.S. and foreign governments, foreign currency exchange rate fluctuation and inflation. Additional information with respect to the factors and events that could cause differences between forward-looking statements and future actual results is contained in the company’s Securities and Exchange Commission filings, including the company’s Annual Report on Form 10-K for the year ended December 31, 2004.  We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Northwest Airlines is the world’s fourth largest airline with hubs at Detroit, Minneapolis/St. Paul, Memphis, Tokyo and Amsterdam, and approximately 1,400 daily departures.

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For more information pertaining to Northwest, media inquiries can be directed to Northwest Media Relations at (612) 726-2331 or to Northwest’s Web site at www.nwa.com.